Exhibit 4.19

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned company hereby consents to (1) the references to the undersigned company’s name included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp. in connection with the report entitled “Technical Report on the Phoenix Deposit (Zones A & B) – Wheeler River Project, Eastern Athabasca Basin, Northern Saskatchewan, Canada” dated November 17, 2010 and (2) all other references to the undersigned company included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp.

Dated: January 7, 2013

SRK CONSULTING (CANADA) INC.

By: /s/ Gilles Arseneau
Name: Gilles Arseneau Title: Associate Consultant